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                                                                 EXHIBIT 5


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                                     VOTING
                                    AGREEMENT

                                  by and among

                             CIRMATICA GAMING, S.A.
                              a Spanish corporation

                                  THE OAK FUND,
                        a Cayman Islands exempted company

                               PECONIC FUND LTD.,
                        a Cayman Islands exempted company

                                       and

                          OLIVETTI INTERNATIONAL S.A.,
                            a Luxembourg corporation



                            Dated: September 6, 2000


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                                VOTING AGREEMENT

      This Voting Agreement (this "AGREEMENT") is entered into as of September 6, 2000 by and among Cirmatica Gaming, S.A., a Spanish corporation ("CIRMATICA"), Olivetti International S.A., a Luxembourg company ("OLIVETTI"), The Oak Fund, a Cayman Islands company ("OAK") and Peconic Fund Ltd., a Cayman Island company ("PECONIC").

                                    RECITALS

      A. Each of the Stockholders (as defined below) will own shares of Preferred Stock (as defined below) upon the consummation of the transactions contemplated by that certain Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Stockholders, Ramius Securities, LLC and Autotote Corporation, a Delaware corporation (the "COMPANY").

      B. Each of Cirmatica, Olivetti, Oak and Peconic desire to enter into this Agreement to, among other things, (i) impose certain restrictions and obligations on the disposition of the Preferred Stock and shares of Common Stock (as defined below) issuable upon the conversion of the Preferred Stock and (ii) establish the voting arrangements set forth herein.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

      "AFFILIATE" means, with respect to any Person or entity (the "REFERENT PERSON"), any Person or entity that controls the referent Person, any Person or entity that the referent Person controls, or any Person or entity that is under common control with the referent Person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person or entity through voting securities, by contract or otherwise.

      "AGREEMENT" means this Agreement, as the same may be modified, supplemented or amended from time to time in accordance with its terms.

      "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" means, with respect to any securities, having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

      "BOARD" means the Board of Directors of the Company.


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      "CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations of the
Company relating to the Preferred Stock.

      "CIRMATICA" has the meaning set forth in the preamble to this Agreement.

      "COMMON STOCK" means the common stock, par value $0.01 per share, of the Company.

      "COMPANY" has the meaning set forth in the preamble to this Agreement.

      "COVERED SECURITIES" means (i) any and all shares (or other units) of capital stock of the Company, including, without limitation Preferred Stock and Common Stock, however denominated, of any class, series, issue or other type ("CLASS"), including shares of capital stock into which any such Class may be changed, and (ii) any and all Rights with respect to any such shares of capital stock of the Company of any Class. If, at any time, any Covered Securities of any Class are changed into shares of capital stock of any other Class or other securities of any Class, whether by reason of a reclassification, reorganization, recapitalization, consolidation, merger, exchange or any other event or transaction of any nature whatsoever, then such shares of capital stock or other securities into which such Covered Securities are changed shall also be "Covered Securities", and this sentence shall apply successively on each and every occasion on which any event or transaction of any kind referred to shall occur. If, in connection with any consolidation, merger, binding share exchange or reorganization to which the Company is a party and in which the Company is not the surviving or continuing corporation or any sales, conveyance, transfer or lease to another Person of the properties and assets of the Company as an entirety or substantially as an entirety, capital stock or other securities of any Class of the successor or acquiring Person are issued or issuable in respect of any Covered Securities on any Class, then such shares of capital stock or other securities of such successor or acquiring Person shall also be "Covered Securities." The term "Covered Securities" also includes all shares or other appropriate units of capital stock or other securities of any Class issued as a dividend or distribution on any other shares or other units of Covered Securities.

      "EXCHANGE ACT" means the Securities Exchange Act of 1834, as amended.

      "OAK" has the meaning set forth in the preamble to this Agreement.

      "OFFER" has the meaning set forth in Section 3(a) hereof.

      "OFFER NOTICE" has the meaning set forth in Section 3(a) hereof.

      "OFFER PRICE" has the meaning set forth in Section 3(a) hereof.

      "OFFERED SECURITIES" has the meaning set forth in Section 3(a) hereof.

      "OLIVETTI" has the meaning set forth in the preamble to this Agreement.

      "PECONIC" has the meaning set forth in the preamble to this Agreement.


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      "PERSON" means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization.

      "PREFERRED STOCK" means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

      "RIGHTS" means options, warrants, convertible or exchangeable securities or other rights, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any Class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

      "STOCKHOLDERS" means Olivetti, Cirmatica, Oak, Peconic and any Person that becomes a party to this Agreement pursuant to Section 6 hereof.

      "STOCKHOLDERS' AGREEMENT" means that certain Stockholders' Agreement, dated as of the date hereof, by and among the Company, the Stockholders and Ramius Securities, LLC, as the same may be modified, supplemented or amended from time to time in accordance with its terms.

      "STOCKHOLDERS' DESIGNEES" has the meaning set forth in Section 2.

       "SUBSIDIARY" means, with respect to any Person, any other Person, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such other Person, are held, directly or indirectly, by such first Person.

      2.    VOTING ARRANGEMENTS.

      (a) BOARD OF DIRECTORS. Olivetti, Oak, and Peconic agree that Cirmatica shall have the right to designate the Persons who will serve as the director designees of the Stockholders pursuant to the Stockholders' Agreement and the Certificate of Designations (the "STOCKHOLDERS' DESIGNEES"); PROVIDED that Peter Cohen shall be one of the Stockholders' Designees so long as the Stockholders are entitled to designate or elect, as the case may be, two or more directors of the Company pursuant to the Stockholders' Agreement or the Certificate of Designations, unless (i) Oak, Peconic and their permitted assigns and Affiliates no longer hold or beneficially own any shares of Preferred Stock or shares of Covered Securities that were issued pursuant to the conversion or exchange of Preferred Stock, (ii) Peter Cohen ceases to be an associate of Peconic and their Affiliates or (iii) Peter Cohen is unable to serve as a director as a result of his permanent disability or death. Cirmatica, Olivetti, Oak and Peconic agree to vote, and cause their respective Affiliates to vote, all shares of Covered Securities of the Company held of record or beneficially owned by them in favor of the Stockholders' Designees for members of the Board at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of the Company, or consent in lieu of any such meeting, or otherwise.


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      (b)   COMMITTEE DESIGNEES. Olivetti, Oak and Peconic agree that Cirmatica shall have the right to designate the Stockholders' Designees who shall serve as members of the committees of the Board, including the Stockholders' Designee who shall serve as a member of the Board's nominating committee.

      (c) OLIVETTI VOTING ARRANGEMENTS. For so long as Cirmatica beneficially owns Covered Securities, Olivetti hereby agrees to vote or act by written consent with respect to (i) the Covered Securities held of record or beneficially owned by Olivetti at the time of such vote or action by written consent and (ii) all Covered Securities as to which Olivetti at the time of such vote or action by written consent has voting control, in each case, as directed by Cirmatica in its sole and absolute discretion, including, without limitation, all matters requiring or permitting the voting of any Covered Securities or the granting of a consent, proxy or approval in respect of any Covered Securities, including ordinary or extraordinary corporate actions and all matters submitted to a stockholder vote at general or special stockholder meetings of the Company. Olivetti further agrees not to enter into any other agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect Olivetti's obligations to vote the Covered Securities as provided in this Agreement, and agrees not to enter into any other voting agreement or voting trust or grant any proxy, consent or approval or otherwise transfer, directly or indirectly, voting power with respect to any Covered Securities, in each case except as provided herein.

      3.    RIGHT OF FIRST REFUSAL.

      (a) OFFER NOTICE. Each of Olivetti, Oak and Peconic will not, and will not permit any of their Affiliates (other than Cirmatica and its Subsidiaries) to, sell, pledge, encumber or otherwise transfer any of the shares of Preferred Stock, Common Stock or other Covered Securities held of record or beneficially owned by them in accordance with Section 3 without first giving Cirmatica prior written notice thereof, which notice shall set forth in reasonable detail the material terms of such proposed transfer (an "OFFER NOTICE"), and the opportunity (as hereinafter provided) to purchase such Preferred Stock and/or Common Stock or other Covered Securities (the "OFFERED SECURITIES") at a cash price equal to the sum of the amount of any cash plus the fair market value of any other consideration offered by the prospective purchaser or other transferee (the "OFFER PRICE"); PROVIDED, HOWEVER, that the rights of first refusal set forth in this Section 3(a) shall not apply to Peconic or its Affiliates with respect to any sales of Preferred Stock, Common Stock or other Covered Securities made by them to PEI N.V or its designees. The Offer Notice shall constitute an offer (the "OFFER") by Olivetti, Oak and Peconic and their Affiliates (as applicable) to sell all, but not less than all, of the Offered Securities at the Offer Price to Cirmatica.

      (b) OFFER ACCEPTANCE. Cirmatica may accept an Offer within 15 days of receipt of an Offer Notice. If accepted, the Offered Securities shall be purchased within 5 days after the date of such acceptance or within five days following the satisfaction of any governmental authority consents, or other applicable governmental conditions, to the consummation of the purchase. If the Offer is not accepted or the Offered Securities are not purchased as contemplated above, Olivetti, Oak, Peconic or their Affiliates, as the case may be, may sell the Offered Securities to


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such prospective purchaser or transferee at a price not less than the Offer
Price. If the sale to such prospective purchaser or transferee is not consummated as contemplated above within 40 days after the expiration of the 15-day offer period or earlier irrevocable rejection of such Offer or failure to purchase the Offered Securities after acceptance of the Offer, no sale may be made by Olivetti, Oak, Peconic or their Affiliates, as the case may be, without again complying with this Section 3.

      (c) VALUATION. If the consideration offered by the prospective purchaser or transferee includes non-cash consideration, Cirmatica and the other party hereto proposing to transfer Covered Securities shall in good faith seek to agree upon the value of such non-cash consideration. If Cirmatica and such other party hereto fail to agree on the value of such non-cash consideration within 10 days following receipt by any party of an Offer Notice, then the items in dispute shall be referred to a nationally recognized investment banking firm selected jointly by Cirmatica and such other party hereto. Cirmatica and such other party hereto shall share all expenses of such investment banking firm. The value of any securities offered as consideration shall be the fair market value of such securities determined on a fully distributed basis, and the value of any property other than securities shall be the fair market value of such property. If a determination under this Section 3(c) is required, any date for acceptance of an Offer provided for in Section 3(b) hereof shall be postponed until the second business day after the date of such determination. All determinations made pursuant to this Section 3(c) shall be final and binding on the parties hereto.

      4. REPRESENTATIVES AND WARRANTIES. Each of Cirmatica, Olivetti, Oak and Peconic represents and warrants to the other parties hereto as follows:

      (a) AUTHORITY. Such party has all requisite power and authority to execute and deliver this Agreement, to perform such party's obligations hereunder and to consummate the transactions contemplated hereby.

      (b) BINDING AGREEMENT. The execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party. This Agreement has been duly executed and delivered by such party and is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

      5.    FURTHER ASSURANCES.

      From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.


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      6.    BINDING EFFECT; SUCCESSOR AND ASSIGNS.

      The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and, assigns. Each of the parties hereto may transfer or assign, in whole or in part, any of its rights and obligations hereunder to any Person; PROVIDED that such transferee executes and delivers a counterpart copy of this Agreement thereby agreeing to be bound by the terms and provisions set forth herein.

      7.    AMENDMENT.

      This Agreement may be amended only by a written instrument signed by the parties hereto.

      8.    APPLICABLE LAW.

      The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement.

      9.    NOTICES.

      All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

      (a)   If to Cirmatica, addressed to:

            Cirmatica Gaming, S.A.
            Rambla De Catalunya 16, 4(0), 2a
            Barcelona, Spain
            Attention:  Jaime Hernandez Guillem
            Telecopy:  (01139) 02 621 3241

            With a copy to:

            Lottomatica S.p.A.
            via di Porta Latina, 8
            00179 Rome, Italy
            Attention:  Roberto Sgambati
            Telecopy:  (01139) 0670453122



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            Latham & Watkins
            99 Bishopsgate
            London EC2M 3XF
            Attention:  Michael S. Immordino, Esq.
            Telecopy:  (01144) 2073744460

            Latham & Watkins
            885 Third Avenue
            New York, NY 10022
            Attention:  Samuel A. Fishman, Esq.
                              David S. Allinson, Esq.
            Telecopy:  (212) 751-4864

      (b)   If to Olivetti, addressed to

            Olivetti International S.A.
            125 Avenue du X Septembre
            Luxemborg
            Attention:  Luciano La Noce

            With a copy to:

            Olivetti S.p.A.
            P.zza Einaudi 8
            20121 Milan, Italy
            Attention:  Lucian La Noce
            Telecopy: (01139) 026213241

            Latham & Watkins
            99 Bishopsgate
            London EC2M 3XF
            Attention:  Michael S. Immordino, Esq.
            Telecopy:  (01144) 2073744460

            Latham & Watkins
            885 Third Avenue
            New York, NY 10022
            Attention:  Samuel A. Fishman, Esq.
                        David S. Allinson, Esq.
            Telecopy:   (212) 751-4864

      (c)   If to Oak, addressed to


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            The Oak Fund
            PO Box 31106 SMB, Corporate Center
            West Bay Road
            Grand Cayman, Cayman Islands
            Attention: Niels Heck
            Telecopy:  (1345) 949-3877

      (d)   If to Peconic, addressed to

            Peconic Fund Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue
            New York, New York 10017
            Attention:  Peter A. Cohen
            Telecopy:  (212) 845-7999

or at such other address as the party shall have specified by notice in writing to the other parties in accordance with this Section 9.

      10.   HEADINGS.

      The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

      11.   ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto and any permitted assigns any rights or remedies hereunder.

      12.   SEVERABILITY.

      The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.

      13.   COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.


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      14.   REMEDIES.

      The parties hereby acknowledge and agree that money damages would not be adequate compensation for the damages that a party would suffer by reason of a breach of this Agreement or a failure of any other party to perform any of its obligations under this Agreement. Therefore, each party hereto agrees that in addition to and without limiting any other remedy or right it may have, the non-breaching part will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

                            [Signature Page Follows]



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      IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.


                                   OLIVETTI INTERNATIONAL S.A.


                                   By: /s/ David S. Allinson
                                      -------------------------------------
                                      Name:  David S. Allinson
                                      Title: Attorney-in-Fact



                                   CIRMATICA GAMING, S.A.


                                   By: /s/ Roberto Siambati
                                      -------------------------------------
                                      Name:  Roberto Siambati
                                      Title: Chairman



                                   THE OAK FUND


                                   By: /s/ Niels Heck
                                      -------------------------------------
                                      Name:  Niels Heck
                                      Title: Director



                                   PECONIC FUND LTD.


                                   By: /s/ Peter A. Cohen
                                      -------------------------------------
                                      Name:  Peter A. Cohen
                                      Title: Principal